<u>CONSENT IN LIEU OF SHAREHOLDER MEETING</u>

The undersigned constituting a majority-in-interest under Section 1.11 of the Bylaws of PyroTec, Inc., a Delaware corporation (the "<u>Corporation</u>") hereby consent to the following actions in lieu of a shareholder meeting:

RESOLVED, that pursuant to Section 1.1 of the Bylaws, the following individuals are hereby appointed as members of the Board of Directors of "Trinergy, Inc." once the Board of Directors resolves to amend the Certificate of Incorporation to change the name of the Corporation:

P. Desmond Brunton (Chairman of the Board)
D. Geno Brunton
Any Roy-Haeger
Jeff Einhardt
Srinath Bramadesam
Lee Cunningham
Matthew Dekutoski

RESOLVED, that all prior actions of the Board of Directors are hereby ratified as being in the best interests of the Corporation; however, the majority-in-interest shareholder does not ratify any actions by John Burns in serving as President of the Corporation.

Approved:

<u>/s/ D. Geno Brunton</u>
World Venture Group, Inc.
D. Geno Brunton
Authorized Signator

Dated: January 21, 2013